Exhibit 10.159

VG LIFE SCIENCES, INC.

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE (“Note”) is issued as of March 15, 2015 (the “Original Issue Date”), by VG Life Sciences, Inc., a Delaware corporation (the “Company”), in an aggregate principal amount of $600,000.00.

Terms not otherwise defined herein shall have the meanings given in Section 6 below.

FOR VALUE RECEIVED, the Company promises to pay to KED Consulting Group LLC, or registered assigns (the “Holder”), the principal sum of Six Hundred Thousand Dollars ($600,000.00), on or before March 15, 2016 (the “Maturity Date”) and to pay interest to the Holder on the principal sum, at the rate per annum of eight percent (8%). Interest shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest, has been made or duly provided for. Interest shall be calculated on the basis of a 360-day year. Interest hereunder will be due and payable at the Maturity Date, to the person in whose name this Note is registered on the records of the Company (the “Note Register”). The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Note Register. A transfer of the right to receive principal and interest under this Note shall be transferable only through an appropriate entry in the Note Register as provided herein.

This Note is subject to the following additional provisions:

Section 1.      Convertible Note and Warrant Purchase Agreement. This Note is one of the Notes issued pursuant to that certain Convertible Note and Warrant Purchase Agreement (the “Agreement”) between the Company and Holder dated as of March 15, 2015. This Note is subject to, and qualified by, all the terms and conditions set forth in the Agreement.

Section 2.     Events of Default.

Section 2.1     Events of Default Defined; Acceleration of Maturity. If an Event of Default (as defined in the Agreement) has occurred then upon the occurrence of any such Event of Default, the Holder may, by notice to the Company, declare the unpaid principal amount of the Notes to be, and the same shall forthwith become, due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, together with the interest accrued thereon and all other amounts payable by the Company hereunder and pursue all of Holder’s rights and remedies hereunder and under the other Loan Documents and all other remedies available to Holder under applicable law.

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Section 2.2     Additional Event of Default Defined. Any default by Holder in the payment when due of any of the monthly $50,000 installment payments, as set forth in Section 1.1 of the Agreement, if such default is not cured by Holder within ten (10) days after Company has given written or electronic notice of such default, shall be a material breach of this Agreement and of the Notes and Company shall have the option in its sole discretion to immediately terminate this Agreement, the Notes and the Warrant upon written or electronic notice to Holder and Company shall have all other rights and remedies available to it under applicable law. In the event of termination under this section 2.2 only, Company shall issue a new note and warrant to accurately reflect the amounts received from Holder prior to termination under this section.

Section 3.     Optional Conversion.

(a) The outstanding principal and all accrued and unpaid interest of this Note shall be convertible, at the option of the Holder, into shares of common stock of the Company (“Common Stock”) at the Conversion Ratio, at the option of the Holder, in four equal tranches (25% each) on the following dates: June 15, 2015, September 15, 2015, December 15, 2015, and March 15, 2016. Any conversion under this Section 3(a) shall be of a minimum amount of US $5,000 of Notes. The Holder shall effect conversions by surrendering the Notes (or such portions thereof) to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”) in the manner set forth in Section 3(h). Each Conversion Notice shall specify the principal amount of Notes to be converted and the date on which such conversion is to be effected (the “Conversion Date”). Subject to Section 3(b), each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Note(s) tendered by the Holder with the Conversion Notice, the Company shall promptly deliver to the Holder a new Note for such principal amount as has not been converted.

(b) Not later than fifteen (10) Business Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates containing the restrictive legends and trading restrictions required by law, if any, representing the number of shares of Common Stock being acquired upon the conversion of Notes and (ii) Notes in principal amount equal to the principal amount of Notes not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Notes, until Notes are either delivered for conversion to the Company or any transfer Holder for the Notes or Common Stock, or the Holder notifies the Company that such Notes have been lost, stolen or destroyed and provides a lost instrument indemnity to the Company to indemnify the Company from any loss incurred by it in connection therewith. If such certificate or certificates are not delivered by the date required under this Section 3(b), the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the Notes tendered for conversion.

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(c) (i) The conversion price (“Conversion Price”) for each Note in effect on any Conversion Date shall be 10% less than the lowest 3 day average during the period beginning January 12, 2015 and ending February 11, 2015, subject to adjustment as otherwise contemplated by this Section 3(c).

(ii) In case of any Acquisition (as defined below) of the Company, then Holder shall have the right thereafter to convert any principal and interest remaining owing under this Note prior to the closing of any such Acquisition. At the election of Holder, Holder may convert this Note into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such Acquisition, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock, into which the Note could have been converted immediately prior to such Acquisition, would have been entitled. The terms of any such Acquisition shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 3(c) upon any conversion following such Acquisition. This provision shall similarly apply to successive Acquisitions. “Acquisition” means (a) the closing of the sale, transfer or other disposition of all or substantially all of the VGLS’s assets, (b) the consummation of the merger or consolidation of VGLS with or into another entity (except a merger or consolidation in which the holders of capital stock of VGLS immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of VGLS or the surviving or acquiring entity), or any transaction or series of transactions to which VGLS is a party in which in excess of fifty percent (50%) of VGLS’s voting power is transferred, or (c) the exclusive license of all or substantially all of the intellectual property of VGLS to a third party

(iii) The Conversion Price shall be subject to adjustment as follows:

(A) In case the Company shall (i) pay a dividend in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of the Company, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive after the happening of any of the events described above, had this Note been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this subdivision (A) shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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(B) If, at any time while this Note is outstanding, the Company issues Common Stock or other securities convertible into, or exercisable for, Common Stock, at a price per share of Common Stock equivalent that is less than the Conversion Price (or adjusted Conversion Price if the Conversion Price has been adjusted previously), then the Conversion Price shall be reduced to an amount equal to the price per share of Common Stock equivalent in such issuance; provided, however, that any of the following issuances shall not be subject to the provisions of this subparagraph (B): (i) any borrowings, direct or indirect, from banks or similar financial institutions by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company; (ii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Company’s Board of Directors, provided that the aggregate number of such securities shall not exceed at any time fifteen percent of the then- outstanding Common Stock of the Company; or (iii) securities issued in a public offering pursuant to a registration under the Securities Act of 1933, as amended (the “Securities Act”) with an aggregate offering price to the public of at least $50,000,000.

(C) If, at any time while this Note is outstanding, the Company takes any voluntary action or any event occurs as to which the foregoing subdivisions are not strictly applicable, but the failure to make an adjustment in the Conversion Price hereunder would not fairly protect the rights, without dilution, represented by this Note, then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive after the happening of any such action or event, had this Note been converted immediately prior to the happening of any such action or event.

(d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Notes as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Notes, such number of shares of Common Stock as shall be issuable upon the conversion of the aggregate principal amount of all outstanding Notes. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Conversion Price at such time.

(f) The issuance of certificates for shares of Common Stock on conversion of Notes shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(g) Notes converted into Common Stock shall be canceled.

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(h) Each Conversion Notice shall be given by email or mail, postage prepaid, addressed to the Controller of the Company of VG Life Sciences, Inc. located 121 Gray Avenue, Suite 200, Santa Barbara, CA 93101. Any such notice shall be deemed given and effective upon the earliest to occur of (i) receipt of such email at the email address specified in this Section 3(h), (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

Section 4.     Mandatory Conversion.

(a) In the event Holder has not elected to convert all of the principal and interest remaining owing under this Note on or prior to one year after the date of this note, the then outstanding principal and accrued and unpaid interest amount of this Note shall, without further action by the Holder or the Company, be automatically converted in whole into that number of shares of Common Stock of the Company at the Conversion Ratio on the Maturity Date (the “Mandatory Conversion Date”).

(b) Not later than ten (10) Business Days after the Mandatory Conversion Date, the Company will deliver to the Holder a certificate or certificates containing the restrictive legends and trading restrictions required by law, if any, representing the number of shares of Common Stock being acquired upon the mandatory conversion of this Note; provided, however that the Company shall not be obligated to issue certificates evidencing the equity securities issuable upon conversion of this Note, until the Note is either delivered for conversion to the Company or any transfer Holder of the Note or Common Stock, or the Holder notifies the Company that the Note have been lost, stolen or destroyed and provides a lost instrument indemnity or bond to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company covenants and agrees that it shall comply with Sections 3(d) through (g) with respect to any mandatory conversion and such sections are incorporated by reference herein.

Section 5.     Payment of Principal and Redemption.

(a) In the event of an occurrence of an Event of Default, then the outstanding principal balance of this Note shall be due and payable in full on the Maturity Date. Prior to the Mandatory Conversion Date this Note may not be prepaid.

(b) Nothing in this Section 5 shall impair the Holder’s right to convert this Note pursuant to Section 3 prior to the Mandatory Conversion Date.

Section 6.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day, except a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“Conversion Ratio” means, at any time, a fraction, of which the numerator is the outstanding principal amount represented by any Note plus accrued but unpaid interest, and of which the denominator is the Conversion Price at such time.

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“Original Issue Date” means the date of the first issuance of this Note regardless of the number transfers hereof.

Section 7.     Stockholder Rights. This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 8.     Lost Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity or bond, if requested, all reasonably satisfactory to the Company.

Section 9.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof.

Section 10.     Notices. All notices or other communications hereunder shall be given, and shall be deemed duly given and received, if given, in the manner set forth in Section 5(h).

Section 11.     Waiver. Any waiver by the Company or the Holder a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 12.     Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized as of the date first above indicated.

VG LIFE SCIENCES, INC.,

a Delaware corporation

By: /s/ John P. Tynan

Name: John P. Tynan

Title: President & CEO

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EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder

in order to Convert the Note)

The undersigned hereby irrevocably elects to convert the above Note into shares of Common Stock, no par value per share (the “Common Stock”), of VG Life Sciences, Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
Date to Effect Conversion

Principal Amount of Notes to be Converted

Applicable Conversion Price

Signature

Name:

Address:

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Schedule of Cash Proceeds from KED Consulting Group

LLC and Received by VG Life Sciences, Inc.

March 15, 2015	$50,000.00

April 15, 2015	$50,000.00

May 15, 2015	$50,000.00

June 15, 2015	$50,000.00

July 15, 2015	$50,000.00

August 15, 2015	$50,000.00

September 15, 2015	$50,000.00

October 15, 2015	$50,000.00

November 15, 2015	$50,000.00

December 15, 2015	$50,000.00

January 15, 2016	$50,000.00

February 15, 2016	$50,000.00

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